Exhibit 99a

SCHEDULE ATRANSACTIONS IN THE ISSUER'S SECURITIES DURING THE LAST 60 DAYS

Transaction Description	Date of Transaction	Securities Purchased*	Average Price Per Share**	Trading Range of Transactions
				Min	Max
Purchase of Series A Preferred Stock	12/26/2025	125	$5.72	$5.70	$5.73
Purchase of Series A Preferred Stock	12/29/2025	475	$5.50	$5.27	$5.73
Purchase of Series A Preferred Stock	12/30/2025	890	$5.54	$4.60	$6.48
Purchase of Series A Preferred Stock	12/31/2025	160	$6.27	$6.06	$6.47
Purchase of Series A Preferred Stock	1/2/2026	170	$6.25	$6.10	$6.39
Purchase of Series A Preferred Stock	1/5/2026	120	$6.23	$6.20	$6.26
Purchase of Series A Preferred Stock	1/6/2026	235	$6.18	$5.85	$6.50
Purchase of Series A Preferred Stock	1/7/2026	115	$6.15	$5.90	$6.40
Purchase of Series A Preferred Stock	1/8/2026	45	$6.26	$6.11	$6.40
Purchase of Series A Preferred Stock	1/9/2026	9	$6.44	$6.40	$6.47
Purchase of Series A Preferred Stock	1/12/2026	82	$6.26	$5.96	$6.55
Purchase of Series A Preferred Stock	1/13/2026	39	$6.37	$6.24	$6.50
Purchase of Series A Preferred Stock	1/14/2026	85	$6.38	$5.88	$6.88
Purchase of Series A Preferred Stock	1/15/2026	40	$7.98	$7.71	$8.25
Purchase of Series A Preferred Stock	1/16/2026	2,665	$8.92	$8.19	$9.65
Purchase of Series A Preferred Stock	1/20/2026	1,662	$8.46	$7.40	$9.52
Purchase of Series A Preferred Stock	1/21/2026	1,178	$9.07	$8.68	$9.46
Purchase of Series A Preferred Stock	1/22/2026	188	$8.95	$8.89	$9.00
Purchase of Series A Preferred Stock	1/23/2026	298	$8.79	$8.50	$9.08
Purchase of Series A Preferred Stock	1/26/2026	149	$9.00	$8.89	$9.10
Purchase of Series A Preferred Stock	1/28/2026	187	$8.43	$7.76	$9.10
Purchase of Series A Preferred Stock	1/30/2026	31	$8.52	$8.52	$8.52
Purchase of Series A Preferred Stock	2/2/2026	272	$8.69	$8.57	$8.82
Purchase of Series A Preferred Stock	2/3/2026	46	$8.72	$8.72	$8.72
Purchase of Series A Preferred Stock	2/4/2026	430	$8.63	$8.61	$8.65
Purchase of Series A Preferred Stock	2/6/2026	12	$8.00	$8.00	$8.00
Purchase of Series A Preferred Stock	2/9/2026	1,638	$5.91	$5.82	$5.99
Purchase of Series A Preferred Stock	2/13/2026	50	$5.96	$5.94	$5.98
Purchase of Series A Preferred Stock	2/17/2026	43	$5.85	$5.75	$5.94
Purchase of Series A Preferred Stock	2/18/2026	33	$5.94	$5.75	$6.13
Purchase of Series A Preferred Stock	2/20/2026	24	$5.87	$5.87	$5.87

*Represents transactions made on the open market by the Reporting Persons.
**The price reported is the average purchase price. These shares were purchased in multiple transactions at prices ranging between the "Min" and "Max" values included in the “Trading Range of Transactions” column. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price within the range set forth above.